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                                                                  EXHIBIT 99

NEWS ANNOUNCEMENT                 [JC LOGO]
                              JAFFONI & COLLINS
                                 INCORPORATED

CONTACT:
Joseph N. Jaffoni
David C. Collins
Jaffoni & Collins Incorporated

All American Communications   The Interpublic Group of Companies, Inc.
Thomas Bradshaw               William S. Keating         Eugene P. Beard
Chief Financial Officer       Associate General Counsel  Chief Financial Officer
310/450-3193                  212/399-8078               212/399-8053


FOR IMMEDIATE RELEASE

              ALL AMERICAN COMMUNICATIONS AND INTERPUBLIC GROUP
                     TO PURCHASE MARK GOODSON PRODUCTIONS

                   - Extends All American's Strong Presence
            in Television Game Show Production and Distribution -

Santa Monica, CA, & New York, NY, (October 12, 1995) - All American Communications, Inc. (NASDAQ: AACI) and The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that they have formed a 50/50-owned, limited liability company which has agreed to purchase substantially all of the assets and assume certain liabilities of Mark Goodson Productions L.P. for $50 million and contingent earn-out payments on domestic earnings. Mark Goodson Productions is a leading producer and licensor of television game shows in the U.S. and abroad.

The purchase closed into escrow with All American providing a $25 million letter of credit through its bank facility led by Chemical Bank and Interpublic agreeing to issue shares of its common stock with a fair market value of $25 million. The transaction will close on the expiration of certain contingencies including Hart-Scott-Rodino filings. The final closing is expected in approximately thirty days.

                                    (more)


       215 PARK AVENUE SOUTH - NEW YORK, NY 10003 - TEL 212.505.3015 -
                               FAX 212.505.8195






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All American and Interpublic To Acquire Mark Goodson Productions, 10/12/95
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All American Communications, through its All American Fremantle International subsidiary, is currently the largest producer of Goodson game shows internationally. Mark Goodson Productions has the largest portfolio of game shows in the world with over forty game show formats including The Price is Right, now on the CBS network, Card Sharks, Family Feud, Match Game, Password, Rate Your Mate, To Tell The Truth, Winner Take All and What's My Line. Goodson game shows are currently broadcast in more than eighteen countries throughout North America, Europe, the Middle East and Asia.

The management of All American Television, a subsidiary of All American Communications, will oversee day-to-day operations of Mark Goodson Productions. Interpublic Group Owns 23 percent of All American Communications on a fully diluted basis.

The current production team, led by Bob Barker, will continue to produce The Price is Right which is in its 24th season on the CBS network. The acquisition does not include the lottery-based television production business which will be retained by the sellers.

Philip H. Geier, Jr., Chairman of the Board and Chief Executive Officer of the Interpublic Group, said, "Our association with All American has achieved all of our business and financial expectations and the current acquisition of Mark Goodson Productions can only result in more benefits to all our shareholders."

Anthony J. Scotti, Chairman and Chief Executive Officer of All American, stated, "The Goodson acquisition is an important element in our strategic plan to produce and distribute programming for every country in the world. With the addition of Mark Goodson Productions, we will significantly expand our game show production and distribution capabilities in additional international territories. Our international subsidiary, All American Fremantle International, currently produces and distributes 93 game shows in 27 countries and the Goodson formats are produced and broadcast in the local language in more than 18 of these countries. Goodson expands our portfolio of game show formats and increases the territories in which we can exploit these assets."

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All American and Interpublic To Acquire Mark Goodson Productions, 10/12/95
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All American Communications, Inc. is a diversified worldwide entertainment company with operations in television and recorded music production and distribution. All American Communications produces and distributes more than 100 shows a year in 27 countries. In addition to game shows and talk shows, All American produces and distributes the successful, worldwide Baywatch franchise: the weekly Baywatch series, the new Baywatch Nights and the Baywatch strip.

The Interpublic Group of Companies is comprised of McCann-Erickson Worldwide, Lintas Worldwide, The Lowe Group, Western International Media and other related companies. The shares of The Interpublic Group of Companies, Inc. are listed on The New York Stock Exchange.